UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2019

Chase Packaging Corporation
(Exact name of registrant as specified in its charter)

Texas	0-21609	93-1216127
(State of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

106 West River Road Rumson, NJ	07760
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 741-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective April 2, 2019, the Board of Director of Chase Packaging Corporation appointed two new members of the Board, John A. Forbes and Mark C. Neilson. There was no arrangement or understanding between either of the new directors and any other person pursuant to which either such director was selected as a director. Neither new director has been named to any committees of the Board of Directors as of the date of this Report. The was no material plan, contract or arrangement to which either new director is a party or in which he participates that was triggered or resulted in any grant or award to either new director as a result of his appointment to the Board of Directors.

John A. Forbes, age 59, has been a partner with Outcomes LLC and Full Sails LLC, two firms engaged in new product development and strategic business consulting, since June 2017, and a director of Patrick Industries since August 2011. Mr. Forbes has extensive experience with operations management, acquisitions, strategic planning, risk management and banking relations.

Mark C. Neilson, age 60, is the founder and managing partner of Accretive CFO Services of San Diego LLC and Accretive LLC (Indiana), a financial consulting services firm. He has held such positions since December 2010; he has served as a director of Supreme Industries, Earthway Products, Inc., SmokerCraft, Inc., EVS, Ltd, Therm-O-Lite, Inc. and Shelter Components Corporation. He was a partner of Tatum, LLC, a financial and technology consulting firm, and Chief Financial Officer of Towne Air Freight, Inc. Mr. Neilson qualifies as an “audit committee financial expert” under guidelines of the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHASE PACKAGING CORPORATION

Date: April 2, 2019	By:	/s/ Ann C.W. Green
Ann C.W. Green
Chief Financial Officer

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